Exhibit 99.1

Towerstream Appoints Laura W. Thomas as Chief Financial Officer

Experienced Telecom Exec Will Assist in Executing Next Level of Growth Strategy

MIDDLETOWN, R.I., May 15, 2017 (GLOBE NEWSWIRE) -- Towerstream Corporation (OTCQB:TWER), a Fixed Wireless Internet Service Provider, announced today the appointment of Laura W. Thomas as Chief Financial Officer, succeeding Frederick Larcombe. Ms. Thomas will report to Mr. Ernest Ortega, Chief Executive Officer, and will be instrumental in assisting Mr. Ortega to execute Towerstream’s strategy for the next level of growth.

Ms. Thomas, a veteran of the telecommunications industry since 1984, is a results-oriented and visionary financial professional who most recently held the position of Chairman of the Board for Impact Telecom. Prior to that, Ms. Thomas served as Chief Executive Officer for TNCI, a national telecommunications provider of business enterprise voice, data and cloud-based services. Additionally, Ms. Thomas spent 14 years at XO Communications, an award-winning telecommunications company with $1.5B in revenue. Ms. Thomas held both the CEO and CFO positions at XO Communications after progressing through the finance organization.

"I am extremely pleased to welcome Laura to Towerstream, where she will undoubtedly make an immediate impact. With her 30 years of experience within the telecommunications industry, she brings a wealth of skill and knowledge to our finance and accounting team,” said Ernest Ortega, Chief Executive Officer. “Laura will be instrumental in helping provide vision, strategy, and leadership to our organization as we strive to position ourselves as one of the premier internet service providers in the country.”

"This is a very exciting time to be joining Towerstream as I firmly believe the right strategy is in place to catapult the company into a very prosperous future," said Laura Thomas. “As CFO, I look forward to helping execute the company’s business and strategic plans while providing rigorous financial management. I believe there are significant opportunities ahead as we continue to provide value to our customers and shareholders.’

About Towerstream Corporation

Towerstream Corporation (OTCQB:TWER) is a leading Fixed-Wireless Internet Service Provider delivering high-speed Internet access to businesses. The Company offers broadband services in twelve urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations.  Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Arthur Giftakis

Chief Operating Officer

Towerstream

401-608-8252

ir@towerstream.com

Media Contact

Jason Dennis

Director Marketing and Sales Operations

Towerstream

401-608-8246

jdennis@towerstream.com